Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136804

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
DATED JUNE 15, 2011 TO PROSPECTUS DATED MAY 13, 2011

MAY 2011 PERFORMANCE UPDATE

	May 2011	Year to Date	Total NAV 5/31/2011	NAV per Unit 5/31/2011

Series A	-8.84%	-1.25%	$37,782,637	$1,531.34
Series B	-13.28%	-0.34%	$51,631,968	$1,767.83

          * All performance is reported net of fees and expenses

Fund results for May 2011:

The Fund’s medium to long term trading strategies underperformed in May as investors temporarily abandoned risk assets in favor of safe haven alternatives. The Fund’s short-term strategies also contributed negatively to overall performance as losses in equities, metals, and currencies offset gains in bonds and energies.

Equities reversed as declines in U.S. employment, housing, and GDP combined with disappointing German factory orders to unnerve bullish investors. The Fund’s allocation to global stock indices underperformed despite a late recovery as the European debt crisis and a slowdown in manufacturing heightened fears of stagnant growth.

The Fund’s bond strategies produced positive results across the board in May as safe haven assets pressed higher amid uncertainty concerning the sustainability of global economic growth. Treasuries rallied as bond yields in peripheral European states soared amid growing concern that a Greek default or restructuring was a real possibility.

Allocations to currencies yielded poor results for the Fund in May as the U.S. dollar and euro reversed April’s action following the ECB’s unexpected removal of the “strong vigilance” on higher prices language from their May policy statement. The growing focus on the European sovereign debt situation prompted a flight out of risk assets and into the U.S dollar and the Swiss franc, which established a new record high against the euro.

Energies and base metals saw sharp declines as a bearish Goldman Sachs commodity call, along with heightened volatility in forex markets tied to the problems in Europe spurred liquidation. The Fund’s performance in the metals sector reversed as gold futures opened the month retracing over 6% from all time highs established on May 2nd. The weakness stemmed from massive liquidation in silver and receding inflation fears as European sovereign debt instability delayed near term prospects for an ECB rate hike. April gains turned into May losses for the Fund in energies as recent upward trends in crude oil, heating oil, and gasoline gave way to significant declines.

Grains endured more volatile action as extreme weather in the Northern hemisphere continued to threaten production prospects. : Superfund’s position in grains suffered due to continued volatility from broad based commodity selling, a reversal in the dollar, and a surprise 8% upward revision in 2010-11 USDA corn ending stocks.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GREEN, L.P. – SERIES A
May 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2011)

STATEMENT OF INCOME

May 2011

Investment income, interest	$1,921

Expenses
Management fee	58,590
Ongoing offering expenses	31,670
Operating expenses	4,751
Selling Commissions	126,681
Other expenses	1,895
Incentive fee	—
Brokerage commissions	46,605

Total expenses	270,192

Net investment gain (loss)	(268,271)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(72,367)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(3,324,602)

Net gain (loss) on investments	(3,396,968)

Net increase (decrease) in net assets from operations	$(3,665,239)

STATEMENT OF CHANGES IN NET ASSET VALUE

May 2011

Net assets, beginning of period	$41,284,442

Net increase (decrease) in net assets from operations	(3,665,239)

Capital share transactions
Issuance of shares	535,370
Redemption of shares	(371,937)

Net increase (decrease) in net assets from capital share transactions	163,433

Net increase (decrease) in net assets	(3,501,806)

Net assets, end of period	$37,782,637

NAV Per Unit, end of period	$1,531.34

SUPERFUND GREEN, L.P. – SERIES B
May 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2011)

STATEMENT OF INCOME

May 2011

Investment income, interest	$2,416

Expenses
Management fee	80,066
Ongoing offering expenses	43,278
Operating expenses	6,492
Selling Commissions	173,116
Other expenses	3,363
Incentive fee	—
Brokerage commissions	99,194

Total expenses	405,509

Net investment gain (loss)	(403,093)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(589,590)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(6,913,693)

Net gain (loss) on investments	(7,503,283)

Net increase (decrease) in net assets from operations	$(7,906,376)

STATEMENT OF CHANGE IN NET ASSET VALUE

May 2011

Net assets, beginning of period	$60,468,724

Net increase (decrease) in net assets from operations	(7,906,376)

Capital share transactions
Issuance of shares	317,386
Redemption of shares	(1,247,765)

Net increase (decrease) in net assets from capital share transactions	(930,378)
Net increase (decrease) in net assets	(8,836,754)

Net assets, end of period	$51,631,970

NAV Per Unit, end of period	$1,767.83

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.